4.22

                      ACKNOWLEDGEMENT TO PAY DANIEL KATSIN

This document is to validate that BioGentech Corp. owes me funds in return for services that have been previously provided on a consulting basis. I provided advertising consulting services to BioGentech.

As of this date, the outstanding balance due for my services rendered is $10,000.00.


By:      /s/  Daniel Katsin
         -------------------------------------

Name:    Daniel Katsin

Date:    4/7/04
         ------------------


Acknowledged and accepted by BioGentech Corp.

By:      /s/  Chas Radovich
         -------------------------------------
         Chas Radovich, President

Date:    4/7/04
         -------------------------------------